EXHIBIT 10.RR
                                   ANNEX A


                          ASSETS PURCHASE AGREEMENT


                         DATED AS OF MARCH __, 1994,

                                   BETWEEN

                         TRICON CAPITAL CORPORATION

                                     AND

                  BELL ATLANTIC TRICON LEASING CORPORATION

                              TABLE OF CONTENTS
                                                                        Page

ARTICLE 1  -  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . .  -1-
     1.1  Agreement to Sell . . . . . . . . . . . . . . . . . . . . . .  -1-
     1.2  Agreement to Purchase . . . . . . . . . . . . . . . . . . . .  -3-
     1.3  The Purchase Price  . . . . . . . . . . . . . . . . . . . . .  -4-
          1.3.1  Purchase Price . . . . . . . . . . . . . . . . . . . .  -4-
          1.3.2  Payment of Purchase Price  . . . . . . . . . . . . . .  -4-
     1.4  Assumption of Liabilities . . . . . . . . . . . . . . . . . .  -5-
     1.5  Closing Balance Sheet . . . . . . . . . . . . . . . . . . . .  -6-

ARTICLE 2  -  ORGANIZATION, CLOSING, ITEMS TO BE
              DELIVERED, THIRD PARTY CONSENTS, CHANGE
              IN NAME AND FURTHER ASSURANCES  . . . . . . . . . . . . .  -7-
     2.1  Organization of New TriCon  . . . . . . . . . . . . . . . . .  -7-
     2.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .  -7-
     2.3  Items to be Delivered at Closing  . . . . . . . . . . . . . .  -7-
     2.4  Third Party Consents  . . . . . . . . . . . . . . . . . . . .  -8-
     2.5  Further Assurances  . . . . . . . . . . . . . . . . . . . . .  -8-

ARTICLE 3  -  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . .  -9-
     3.1  Representations and Warranties of the Parties . . . . . . . .  -9-
          3.1.1  Corporate Existence  . . . . . . . . . . . . . . . . .  -9-
          3.1.2  Corporate Power; Authorization;
                 Enforceable Obligations  . . . . . . . . . . . . . . .  -9-
          3.1.3  Validity of Contemplated Transactions,
                 etc. . . . . . . . . . . . . . . . . . . . . . . . . .  -9-
     3.2  No Other Representations or Warranties of Seller  . . . . . . -10-
     3.3  Survival of Representations and Warranties  . . . . . . . . . -10-

ARTICLE 4  -  CONDITIONS PRECEDENT TO THE CLOSING . . . . . . . . . . . -10-
     4.1  Conditions Precedent to Purchaser's Obligations . . . . . . . -10-
          4.1.1  Representations, Warranties and
                 Covenants of Seller  . . . . . . . . . . . . . . . . . -10-
          4.1.2  Injunctions, etc.  . . . . . . . . . . . . . . . . . . -11-
     4.2  Conditions Precedent to the Obligations of Seller . . . . . . -11-
          4.2.1  Representations, Warranties and
                 Covenants of Purchaser . . . . . . . . . . . . . . . . -11-
          4.2.2  Injunctions, etc.  . . . . . . . . . . . . . . . . . . -11-
          4.2.3  Consents and Approvals . . . . . . . . . . . . . . . . -11-
          4.2.4  Approval of Counsel and Other
                 Documents  . . . . . . . . . . . . . . . . . . . . . . -11-

ARTICLE 5  -  POST CLOSING MATTERS  . . . . . . . . . . . . . . . . . . -12-
     5.1  Employee Arrangements . . . . . . . . . . . . . . . . . . . . -12-
          5.1.1  Hiring of Employees  . . . . . . . . . . . . . . . . . -12-
          5.1.2  Welfare Benefit Plans; Liabilities
                 Retained by Seller . . . . . . . . . . . . . . . . . . -15-
          5.1.3  Pension Plan . . . . . . . . . . . . . . . . . . . . . -16-
          5.1.4  Cooperation  . . . . . . . . . . . . . . . . . . . . . -17-
     5.2  Maintenance of Books and Records  . . . . . . . . . . . . . . -18-
     5.3  Mutual Assistance Regarding Taxes . . . . . . . . . . . . . . -19-
     5.4  Payments Received . . . . . . . . . . . . . . . . . . . . . . -20-
     5.5  Use of Name . . . . . . . . . . . . . . . . . . . . . . . . . -20-
     5.6  UCC Matters . . . . . . . . . . . . . . . . . . . . . . . . . -21-
     5.7  Discharge of Certain Liabilities  . . . . . . . . . . . . . . -21-

ARTICLE 6  -  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . -21-
     6.1  Indemnification of Purchaser and Related Persons  . . . . . . -21-
     6.2  Indemnification of Seller and Related Persons . . . . . . . . -22-
     6.3  Method of Asserting Claims  . . . . . . . . . . . . . . . . . -23-
     6.4  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-
     6.5  Service of Process, Consent to Jurisdiction, Etc. . . . . . . -25-

ARTICLE 7  -  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . -26-
     7.1  Compliance with Bulk Sales Laws . . . . . . . . . . . . . . . -26-
     7.2  Brokerage; Expenses; Etc. . . . . . . . . . . . . . . . . . . -26-
     7.3  Contents of Agreement; Amendment; Parties in Interest,
          Assignment, Etc.  . . . . . . . . . . . . . . . . . . . . . . -27-
     7.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-
     7.5  New York Law to Govern  . . . . . . . . . . . . . . . . . . . -28-
     7.6  No Benefit to Others  . . . . . . . . . . . . . . . . . . . . -28-
     7.7  Headings, Gender and "Person."  . . . . . . . . . . . . . . . -28-
     7.8  Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . -28-
     7.9  Severability  . . . . . . . . . . . . . . . . . . . . . . . . -28-
     7.10 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . -29-

EXHIBITS

A    Loan Agreement
B    Management Agreement
C    Form of Guarantee

SCHEDULES

1.1(vi)        Subsidiaries
1.1(vii)       Securitization and Swap Assets
1.1(4)         Excluded Assets

                          ASSETS PURCHASE AGREEMENT


          ASSETS PURCHASE AGREEMENT, dated as of March __, 1994, by and among BELL ATLANTIC TRICON LEASING CORPORATION, a Delaware corporation
("Seller"), and TRICON CAPITAL CORPORATION, a Delaware corporation ("Purchaser"; and together with Seller, the "Parties", and each, a "Party"), with reference to the following Preamble:

     Seller is engaged, inter alia, in the business of providing general commercial finance and equipment leasing services (excluding the Seller's leveraged lease and project finance transactions included in the Excluded Assets referred to hereinafter, the "Business"). Purchaser has been formed as a Subsidiary of Seller to acquire the hereinafter described Assets of Seller used in the Business in exchange for the payment by the Purchaser of the Purchase Price hereinafter described and the assumption by the Purchaser of the Assumed Liabilities hereinafter described, all on the terms and conditions described in this Agreement. Immediately after the consummation of the purchase and sale of the Assets described herein, all of the outstanding capital stock of the Purchaser shall be sold by Seller to Greyhound Financial Corporation, a Delaware corporation ("GFC"), pursuant to the Stock Purchase Agreement dated March __, 1994 between Seller and GFC (the "Stock Purchase Agreement").

          NOW, THEREFORE, in consideration of the Preamble and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                       ARTICLE 1  -  PURCHASE AND SALE

     1.1   Agreement  to  Sell.  At  the  Closing hereunder  (as defined  in
Section  2.2 hereof) and except  as otherwise specifically  provided in this
Section 1.1, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to (a) the operations of the Business related to the Assets hereinafter described, as a going concern, and goodwill associated therewith, and (b) all assets, properties and rights of Seller described below which are used in the Business (which Business, goodwill, assets, properties and rights are herein sometimes called the "Assets"):

               (i)  all cash of Seller on hand or in bank accounts;

               (ii) all assets, properties and rights of the Seller of a type reflected in accordance with generally accepted accounting principles consistently applied by Seller in accordance with past practice on the financial statements described in Section 3.3.1 hereof ("GAAP"), under the line captioned "investment in finance leases" on the Closing Balance Sheet (hereinafter defined);

               (iii) all assets, properties and rights of the Seller of a type reflected in accordance with GAAP under the line captioned "investment in notes receivable" on the Closing Balance Sheet;

               (iv) all assets, properties and rights of the Seller of a type reflected in accordance with GAAP under the line captioned "investment in operating leases, net of accumulated depreciation" on the Closing Balance Sheet;

               (v) all assets, properties and rights of the Seller of a type reflected in accordance with GAAP under the line captioned "other assets" on the Closing Balance Sheet;

               (vi) the shares of capital stock or interests in the entities listed in SCHEDULE 1.1(vi);

               (vii) all rights of the Seller in connection with any of the documents or agreements entered into in connection with all portfolio securitization transactions entered into by Seller and all interest rate swap transactions entered into by Seller, including without limitation any rights of Seller in respect of the servicing, collection or credit enhancement of the assets included in such securitized portfolios (the "Securitization and Swap Assets"), including without limitation those contemplated by the principal documents listed in
     SCHEDULE 1.1(vii) hereto;

               (viii) to the extent permitted by applicable law, all rights of Seller under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, intellectual property right, chose in action, insurance claim, contracts in process, or other document, commitment, arrangement, undertaking, practice, authorization solely related to the foregoing Assets and Business which are not used by Seller or any affiliate of Seller for any purpose other than the conduct of the Business;

               (ix) all proprietary computer software of Seller (including documentation and related object and source codes) used solely in the conduct of the Business and in existence on the Closing Date; provided however that Purchaser shall only be granted a non-exclusive, royalty-free, perpetual right to use such software to the extent it is used or required for use by Seller or any affiliate of Seller after the Closing;

               (x) the right to any of Seller's claims for refunds related to any federal, state, local, or foreign taxes of the type that are being assumed by Purchaser pursuant to Section 1.4(f) hereof;

               (xi) all office and other supplies and all files, records, data, plans, contracts, customer and supplier lists of Seller related to the foregoing; and

               (xii) the rights to receive payments from affiliates arising from the Business which transactions have been reflected on the Closing Balance Sheet as a reduction in the amount on the line captioned "due to affiliates".

Notwithstanding the foregoing, the Assets shall not include any of the following (the "Excluded Assets"):

               (1) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with corporate organization of Seller;

               (2) the rights which accrue or will accrue to Seller under this Agreement;

               (3) the assets, properties or rights related to Seller's leveraged lease portfolio or project finance portfolio listed in Attachment A to the Management Agreement referred to hereinafter, and all contracts, instruments, files and records related thereto;

               (4) The Aladdin Hotel and Casino located in Las Vegas, Nevada, and any assets, properties and rights associated therewith (the "Aladdin Assets"); or

               (5) other assets, properties or rights set forth on SCHEDULE 1.1(5).

     1.2 Agreement to Purchase. At the Closing hereunder, Purchaser shall purchase the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price (hereinafter defined in Section 1.3 hereof). In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Seller and to indemnify Seller against certain liabilities as provided in this Agreement.

     1.3  The Purchase Price.

          1.3.1 Purchase Price. The Purchase Price shall be an amount equal to the amount by which the amount of "total assets" ("Total Assets") exceeds the sum of the amount of "accounts payable and accrued expenses" plus that portion of "due to affiliates" which does not represent amounts due with respect to borrowings from Bell Atlantic Financial Services, Inc. ("Non-Debt Affiliate Obligations"), each as set forth on the Closing Balance Sheet.

          1.3.2 Payment of Purchase Price. On the Closing Date on account of the Purchase Price, Purchaser shall (i) pay to Seller the amount of $284,598,000 (the "Closing Payment") payable by wire transfer of immediately available funds to such account as Seller shall designate, (ii) deliver to Seller the Funded Debt Note in the aggregate principal amount equal to the amount set forth on the Closing Balance Sheet on the line captioned "notes payable" (as defined in and pursuant to the terms and conditions of the Loan Agreement), reduced by the book value on the Closing Balance Sheet of the Aladdin Assets, and (iii) deliver to Seller the Current Note (as defined in and pursuant to the terms and conditions of the Loan Agreement) in the aggregate principal amount equal to the amount by which the product of five multiplied by the sum of the Cash Amount plus the Initial Capital Amount, exceeds the sum of the Deferred Taxes Payment plus the principal amount of the Funded Debt Note plus the book value on the Closing Balance Sheet of the Aladdin Assets. On the tenth day following the Closing, Purchaser shall pay to Seller, on account of the Purchase Price, an amount equal to the amount of liability of Seller for deferred taxes related to the Business and the Assets on the Closing Date as set forth on the Closing Balance Sheet, but determined without reduction for any net deferred tax assets related to subsidiaries of Seller whose capital stock is included in the Assets (the "Deferred Taxes Payment"), payable by wire transfer of immediately available funds to such account as Seller shall designate. If the Cash Amount (hereinafter defined) exceeds the Closing Payment, Purchaser shall pay such excess, without interest, within ten days after the Adjustment Date as defined in Section 1.5 hereof, by wire transfer of immediately available funds to such account as Seller shall designate in the amount of such excess. If the Closing Payment exceeds the Cash Amount, Seller shall pay such excess within ten days after the Adjustment Date, by wire transfer of immediately available funds to such account as Purchaser shall designate in the amount of such excess, without interest. The "Cash Amount" shall be equal to one-sixth of the amount by which the sum of the Total Assets plus the Initial Capital Amount exceeds the sum of Accounts Payable plus Non-Debt Affiliate Obligations.

     1.4 Assumption of Liabilities. At the Closing hereunder and except as otherwise specifically provided in this Section 1.4, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations (whether actual or contingent) of Seller (the "Assumed Liabilities"):

               (a) all liabilities and obligations of Seller of a type reflected in accordance with GAAP under the line captioned "accounts payable and accrued expenses" on the Closing Balance Sheet (the "Accounts Payable");

               (b) all liabilities and obligations of Seller of a type reflected in accordance with GAAP on the Closing Balance Sheet under the line captioned "due to affiliates" which do not reflect amounts due with respect to borrowings from Bell Atlantic Financial Services, Inc.;

               (c) all liabilities and obligations of Seller in connection with any of the portfolio securitization transactions and interest rate swap transactions described in SCHEDULE 1.1(v);

               (d) all liabilities and obligations of Seller with respect to its Scheduled Employees, including without limitation those liabilities and obligations to be assumed by Purchaser as described in Section 5.1 hereof, except as expressly provided in Section 5.1 hereof;

               (e) all liabilities and obligations of Seller in respect of the agreements, contracts, commitments and leases which are included in the Assets and all liabilities and obligations of Seller in respect of the agreements, contracts, commitments and leases principally related to the Business and entered into by Seller in the ordinary course of Business; and

               (f) the liabilities of Seller with respect to the Business or the Assets for all Taxes, other than Taxes measured with respect to net income through and including the Closing Date, provided that any Sales Taxes, as defined in Section 7.2(c) shall be borne equally by the parties.

In no event, however, shall Purchaser assume or incur any liability or obligation under this Section 1.4 or otherwise in respect of any liability or obligations under the Excluded Assets except as described in the Management Agreement referred to hereinafter.

     1.5 Closing Balance Sheet. Not later than 30 days after the Closing Date, Seller shall cause to be prepared the balance sheet of the Business (including the Aladdin Assets but excluding the other Excluded Assets) at the Closing Date in accordance with GAAP applied on a consistent basis with the 1993 Balance Sheet. Such balance sheet shall not reflect any liabilities of Purchaser. Purchaser shall make available to Seller all books of account and other information and documents with respect to the Business or the Purchaser as shall be necessary or helpful to permit Seller to prepare such balance sheet and shall cause Purchasers' employees to provide such assistance in connection therewith as Seller shall direct.

          Seller  shall cause  Coopers  & Lybrand  ("C&L"), its  independent accountants, to review such financial statement in accordance with the "review" provisions Statement on Auditing Standards No. 71, "Interim Financial Information" of the American Institute of Certified Public Accountants, and to issue, as soon as practicable but in any event not later than 75 days after the Closing Date, its report thereon to Seller and Purchaser to the effect that C&L is not aware of any material modifications that should be made for the Closing Date balance sheet to be in conformity with generally accepted accounting principles. The Seller shall also prepare a detailed schedule setting forth the calculation of the amount of the Purchase Price, the Deferred Taxes Payment and the Cash Amount and the aggregate principal amount of the Funded Debt Note and the Current Note and a statement to the effect that each of such amounts was calculated in accordance with the provisions of this Agreement. C&L shall review such schedule and report on any information which comes to C&L's attention that causes C&L to believe that the calculations contained therein are not in accordance with the provisions of this Agreement.

          References in this Agreement to the "Closing Balance Sheet" shall mean the balance sheet of the Business at the Closing Date, prepared and reviewed as described in this Section 1.5. The "Adjustment Date" shall be the second full business day after delivery of the report of C&L pursuant hereto.


ARTICLE 2  -  ORGANIZATION, CLOSING, ITEMS TO BE DELIVERED,
                    THIRD PARTY CONSENTS, CHANGE IN NAME
                           AND FURTHER ASSURANCES

     2.1 Organization of New TriCon. Purchaser was incorporated as a Delaware corporation on December 3, 1993. Thereafter, BAII purchased 13,500,000 shares of Common Stock of Purchaser for an aggregate purchase price of $135,000 (the "Initial Capital Amount"). Immediately before consummation of the Closing, BAII will make a contribution to the capital of Purchaser in cash equal to the amount of the Closing Payment.

     2.2 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on April ___, 1994 at the offices of Morgan, Lewis & Bockius, 2000 One Logan Square, Philadelphia, Pennsylvania 19103 or on such other date as may be mutually agreed upon in writing by Purchaser and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date."

     2.3 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

               (a) Seller shall deliver to Purchaser such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer as shall be reasonably necessary to transfer and assign to Purchaser all of Seller's right, title and interest in and to the Assets. Purchaser shall bear all cost and expense of preparing, filing and recording all such documentary evidences of transfer.

               (b)  Purchaser shall deliver to Seller the following:

               (i) the Closing Payment, Current Note and Funded Debt Note in accordance with Section 1.3.2 hereof; and

               (ii) an undertaking whereby Purchaser will assume and agree to pay, discharge or perform, as appropriate, Seller's liabilities and obligations to the extent and as provided in Section 1.4 hereof in form reasonably satisfactory to Seller and its counsel.

               (c) The respective parties thereto shall execute and deliver the following agreements and instruments:

               (i) Loan Agreement, between Purchaser and Seller, in the form of Exhibit A hereto (the "Loan Agreement"); and

               (ii) Management Agreement, between Purchaser and Seller, in the form of Exhibit B hereto.

               (d) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article 4 hereof.

     2.4 Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, authorization or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such required consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights,
Seller, to the maximum extent permitted by law and the Asset, upon the written request of the Purchaser and payment by Purchaser of all out-of-pocket expenses of Seller in connection therewith, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. In connection with the assignment of contracts and other rights and obligations in connection with the transfer of the Assets, Seller, in its sole discretion, may enter into one or more guarantees with respect to Purchaser's obligations under the contract, which guarantee may be in the form of the Guarantee attached hereto as Exhibit C.

     2.5 Further Assurances. Seller from time to time after the Closing, at Purchaser's request and upon payment by Purchaser of all reasonable out-of-pocket expenses of Seller in connection therewith, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to Section 1.4 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


                ARTICLE 3  -  REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Parties. Each of the Parties hereto hereby represents and warrants to the other that:

          3.1.1    Corporate Existence.   Such Party  is a  corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          3.1.2 Corporate Power; Authorization; Enforceable Obligations. Such Party has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by such Party in accordance with the provisions hereof will be, duly executed and delivered on behalf of such Party by duly authorized officers of such Party, and this Agreement constitutes, and such other agreements, documents and instruments when executed and delivered will constitute, the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms.

          3.1.3 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by such Party does not and will not violate or result in the breach of any material term, condition or provision of, or require the consent of any other person which has not been obtained under, (a) any material law, ordinance, or governmental rule or regulation to which such Party is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to such Party,
(c) the charter documents of such Party, or (d) any material mortgage, indenture, agreement, lease, plan, or Authorization, to which such Party is a party, by which such Party may have rights or by which any of the Assets may be bound, except for (i) the delivery and recording of title transfer documentation (including without limitation UCC financing statement filings) with various regulatory authorities with respect to the transfer of title to certain of the Assets, and (ii) such consents as may be required under the terms of the agreements, documents and instruments entered into for all financing transactions conducted by the Business with respect to any type of property under which Seller is the lessor, the seller, the lender or an assignee thereof and which is reflected in the 1993 Balance Sheet in the lines captioned "investment in finance leases", "investment in notes receivable," or "investment in operating leases, net of accumulated depreciation" (the "Financing Transactions").

     3.2 No Other Representations or Warranties of Seller. In connection with the transactions contemplated hereby and the Business and the Assets, except as expressly set forth in Section 3.1, THE ASSETS ARE SOLD ON AN "AS IS" BASIS AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR STATUTORY, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. IN ADDITION, SELLER SHALL NOT BE LIABLE TO OR THROUGH PURCHASER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES OF ANY NATURE. Without limiting the generality of the foregoing, Seller makes no representation regarding any matter with respect to which a lessee, purchaser or borrower has represented to Seller or has agreed to indemnify Seller in the Financing Documents, and each representation of Seller herein is qualified to such extent.

     3.3  Survival  of Representations and Warranties.   The representations
and warranties included or provided for herein shall survive the Closing.


              ARTICLE 4  -  CONDITIONS PRECEDENT TO THE CLOSING

     4.1 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          4.1.1 Representations, Warranties and Covenants of Seller. The representations and warranties of Seller herein contained shall have been true and correct in all material respects at the date of execution of this Agreement; Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Seller shall have delivered to the Purchaser a certificate dated the Closing Date and signed by an officer of Seller to such effect.

          4.1.2 Injunctions, etc. There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against Seller or Purchaser which prohibits or materially restricts or delays consummation of the Closing.

     4.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          4.2.1 Representations, Warranties and Covenants of Purchaser. The representations and warranties of Purchaser herein contained shall have been true and correct in all material respects at the date of execution of this Agreement; Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Purchaser shall have delivered to the Seller a certificate dated the Closing Date and signed by the President and by the Chief Financial Officer of Purchaser to such effect.

          4.2.2 Injunctions, etc. There shall not be any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against Seller or Purchaser which prohibits or materially restricts or delays consummation of the Closing.

          4.2.3 Consents and Approvals. Seller shall have obtained the consents required by the terms of the contracts, commitments, agreements or authorizations to which it is a party to the extent that Seller determines that obtaining such consent is required, necessary or desirable under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided.

          4.2.4 Approval of Counsel and Other Documents. All steps to be taken and all resolutions, papers and documents to be executed, and all other legal matters in connection with the transactions contemplated by this Agreement shall be subject to the approval of counsel for Seller.


                     ARTICLE 5  -  POST CLOSING MATTERS

     5.1  Employee Arrangements.

          5.1.1  Hiring of Employees.

               (a) Purchaser's Undertaking. Effective as of the Closing Date, Purchaser shall offer employment with Purchaser to all of the employees of Seller except James Parsons (all such employees, the "Scheduled Employees"), except for employees who are on Long Term Disability on the Closing Date ("Inactive Employees"). If an Inactive Employee becomes able and willing to return to work to perform the same services performed by such Inactive Employee prior to leave of absence within six months after the Closing Date, Purchaser shall offer such Inactive Employee employment with Purchaser. Any offer of employment to Scheduled Employees by Purchaser shall be for employment at will and shall not be construed to limit the ability of Purchaser to terminate any such Scheduled Employee at any time for any reason. All such offers of employment pursuant to this Section 5.1.1(a) shall be for employment on terms and conditions which, taken in the aggregate, are substantially comparable to the compensation and benefit arrangements currently in effect for such employees, except as otherwise provided in Sections 5.1.2 and 5.1.3. Each such Scheduled Employee (whether or not actively at work) who accepts, as of the Closing Date, such offer of employment (and each Inactive Employee upon being offered and accepting such employment) shall hereinafter be referred to as a "Transferred Employee" except that any Transferred Employee (i) who is on short term disability on the Closing Date, (ii) who does not return to active employment, and (iii) who becomes eligible for Long Term Disability under Seller's Long Term Disability Plan on account of the disability the onset of which occurred prior to the Closing Date, shall be treated for purposes of this Agreement as an Inactive Employee on and after the date such Transferred Employee becomes eligible for Long Term Disability.

               (b)  Employee Benefits.

               (1) (A) In General. Subject to (c), (d) and (e) below regarding severance, bonus, and vacation benefits payable to certain Transferred Employees, on and after the Closing Date, the Transferred Employees shall be provided with the employee benefits being provided to Purchaser's own employees, subject to the terms of those plans (the "Purchaser's Employee Benefits"), and shall receive credit for service with Seller for purposes of eligibility and vesting under all of Purchaser's welfare benefit plans and qualified pension and profit sharing plans to the extent that such service credit would be relevant. No exclusions for pre-existing conditions shall apply to any disability or medical benefit plan for which Transferred Employees may be eligible, except for exclusions, if any, which are similar to exclusions under Seller's corresponding plan.

                    (B) Notice. Except as otherwise expressly provided in this Section 5.1, Seller, and effective as of the Closing, Purchaser shall give notice to all Transferred Employees that, except as otherwise expressly provided herein, all benefits and/or accruals previously provided under the Plans will terminate on the Closing Date and will be replaced by Purchaser's Employee Benefits.

               (2) Certain Welfare Benefits and Pay Status. Notwithstanding anything to the contrary in Section 5.1, Seller shall retain liability for the following employee benefits provided as of the Closing Date to the Inactive Employees, without regard to whether they become Transferred Employees, until the affected Inactive Employee becomes a Transferred Employee and/or is covered for the disability or condition under the disability or medical benefit plans of Purchaser: (A) long-term disability benefits; (B) worker's compensation benefits; and (C) any medical or similar welfare benefits provided to employees receiving the benefits described in (A) or (B). Notwithstanding anything in this Section 5.1 to the contrary, each Inactive Employee shall remain an employee (or former employee) of Seller until such date, if ever, on which such Inactive Employee becomes a Transferred Employee or otherwise commences active employment with Purchaser.

               (c) Severance Benefits. Notwithstanding anything to the contrary in this Section, Purchaser shall provide each Transferred Employee whose employment is terminated by Purchaser within one year of the Closing Date with the weeks of severance pay, if any, which would have been provided to any Transferred Employee under the Seller's severance policy. On and following the first anniversary of the Closing Date, Purchaser shall be free to provide any severance benefits it chooses to Transferred Employees.

               (d)   Bonus.   Notwithstanding  anything to  the contrary  in
Section 5.1.1(b)(i) or the terms and conditions of the applicable commission plan, program or policy of Seller (the "Bonus Plans"), Purchaser shall provide each affected Transferred Employee with the bonus payments, if any, attributable, respectively, to the periods prior to the Closing, in accordance with the terms of the particular bonus program applicable to affected Transferred Employees as in effect on the date before the Closing. Purchaser shall also pay any bonus required to be paid under any bonus plans maintained by Purchaser attributable to any period which is completed after the Closing.

               (e)   Vacation,  Leave of  Absence and  Short-term Disability
Benefits. Notwithstanding anything to the contrary in Section 5.1.1(b)(1)(A), Purchaser shall provide Transferred Employees with the greater of: (i) the weeks of vacation to which they were entitled on the day before the Closing; or (ii) the weeks of vacation to which similarly situated employees of Purchaser are or may become entitled under the terms of Purchaser's vacation policies. Transferred Employees shall also receive credit for service with Seller for purposes of computing vacation benefits to which similarly situated employees of Purchaser are or may become entitled under the terms of Purchaser's vacation policies. Purchaser shall likewise provide Transferred Employees with the greater of (i) unused leave of absence and short-term disability benefits to which they were entitled on the day before closing, or (ii) the leave of absence and short-term disability benefits to which similarly situated employees of Purchaser are or may become entitled under the terms of Purchaser's leave of absence and short-term disability policies. On the first anniversary of the Closing Date, Purchaser shall be free to amend, revise or terminate benefits under the plans described in this subsection (e).

               (f) WARN Act Compliance. Following the Closing Date, Purchaser shall comply in all respects with the Worker's Adjustment and Retraining Notification Act, P.L. 100-379, 102 Stat. 890, as amended (the "WARN Act") and shall not take any action which would subject Purchaser or Seller to any disclosure or announcement obligations under the WARN Act with respect to employees of the Business. As of the date hereof, Purchaser does not contemplate any "plant closing" or "employee layoff", as such terms are used in the WARN Act, with respect to the Purchaser or the Transferred Employees on or before January 1, 1995.

               (g) Compliance with Law. Purchaser waives any and all claims against Seller or Seller's employee benefit plans (including, without limitation, the trustees of such plans) it may have under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to employee benefits, or any benefit-related claims it may assert on behalf of Transferred Employees against Seller or Seller's employee benefit plans (including, without limitation, the trustees of such plans). Purchaser agrees to indemnify Seller, Seller's employee benefit plans, trustees of Seller's employee benefit plans and Seller's directors, officers and employees, from any claim, lawsuit, settlement or judgment (including reasonable attorneys' fees) and other expenses in connection therewith, relating to any claim of any Transferred Employee concerning liability for employee benefits which Purchaser has assumed under this Agreement, except to the extent such claim is a direct consequence of the gross negligence of the Seller or trustees of Seller's employee benefit plans, as determined by a court or regulatory agency having jurisdiction of the matter. Solely with respect to satisfaction of Purchaser's warranty and agreement under this paragraph, Purchaser shall have the right to review the plan amendments contemplated under Section 5.1.3(b) hereof.

          5.1.2  Welfare Benefit Plans; Liabilities Retained by Seller.

               (a) Seller shall retain and be responsible for the welfare benefits:

               (1) of all present and former employees, other than Transferred Employees, and for retirees of Seller as of the Closing Date; and

               (2) of Transferred Employees which were incurred or accrued prior to the Closing Date.

               (b)   Seller  shall  continue its  employee benefit  programs
applicable to the Transferred Employees as benefit programs for the Transferred Employees until the Closing Date, but without increase in benefits except as provided in the normal course of business or with Purchaser's approval. Seller shall have no liability under any employee benefit program of Seller with respect to the Transferred Employees, except as specifically provided in Section 5.1 hereof, under the provisions of ERISA or the Internal Revenue Code of 1986, as amended (the "Code") (including COBRA). Seller shall not have any obligation to pay any severance compensation or separation pay to the Transferred Employees. Purchaser shall as of the Closing Date revise its health care plan to assume any obligations for retiree health care coverage and benefits that Transferred Employees are or may be eligible to receive under health plans sponsored by Bell Atlantic (the "Bell Plans"). Purchaser shall be free to amend, revise or terminate retiree benefits in respect of such Transferred Employees (at any time after the Closing Date); provided that any such amendment, revision or termination may not take effect prior to the first anniversary of the Closing Date to the extent it has the effect of reducing retiree benefits or coverage with respect to Transferred Employees. Seller warrants that as of the Closing Date: (i) the written instruments governing the Bell Plans expressly allow for the amendment, revision or termination of such plans at any time, as to any person and for any reason; (ii) there are no provisions in the written instruments governing the Bell Plans that would impair or diminish Purchaser's legal right to amend, revise or terminate retiree health coverage in respect of Transferred Employees; and (iii) to the best knowledge of Seller and its affiliates (including Bell Atlantic), there have been no communications (written or oral) that would materially impair or diminish such legal right; provided, however, that no warranty is given with respect to any such communications which may be known to officers or employees of the Business but are not otherwise known to officers or employees of Seller or its affiliates (other than the Transferred Employees or any former employee of the Business).

          5.1.3  Pension Plan.

               (a)    Seller  shall  be  fully  responsible  for  delivering
benefits accrued by Transferred Employees under its defined benefit pension plan or plans (each a "Seller's Pension Plan") through the Closing Date. No assets or liabilities shall be transferred from Seller's Pension Plans to any plan maintained by Purchaser. Transferred Employees shall participate in any defined benefit plan maintained by Purchaser on and after the Closing Date consistent with the terms of such plan but with full recognition for service credited under Seller's Pension Plan or Plans for all purposes including vesting, eligibility, benefit accrual and early retirement. Notwithstanding the foregoing, any benefit payable under Purchaser's defined benefit plan shall be reduced in a manner not inconsistent with Code Section 401(a) dollar for dollar by benefits accrued through the Closing Date under any Seller's Pension Plan, even if any of such benefit has already been distributed, such reduction to be computed by expressing a participant's benefit under Seller's Pension Plan (or Plans) in the same form and commencing at the same time as the benefit payable under Purchaser's plan, using the actuarial equivalence factors in effect under Seller's Pension Plan (or Plans) and taking into account all subsidies for early retirement or otherwise applicable to a particular benefit under Seller's Pension Plan (or Plans). Purchaser and Seller agree that Transferred Employees in Seller's Pension Plans shall have no further eligibility service under those plans toward early retirement subsidies following the Closing Date; each such Transferred Employee who has not met all requirements for early retirement as of the Closing Date shall look solely to Purchaser's plans for any early retirement subsidies. If Seller does not purchase annuities for Transferred Employees or otherwise settle their accrued benefit under Seller's Pension Plan for Transferred Employees, Purchaser shall pay to Seller an amount equal to the benefit payments made to any Transferred Employee from Seller's Pension Plan for Transferred Employees prior to the date such Transferred Employee has begun to receive benefits under Purchaser's Pension Plan for Transferred Employees, provided that this sentence shall apply only to a Transferred Employee whose benefit under Seller's Pension Plan for Transferred Employees does not reflect a full actuarial reduction on account of early retirement; Purchaser shall make full payment to Seller promptly upon presentation of a written statement from Seller identifying the payments made. Purchaser shall assume under its supplemental pension plan any obligations for benefits that eligible Transferred Employees may have accrued under the Bell Atlantic Senior Management Retirement Income Plan, the Bell Atlantic Executive Management Retirement Income Plan, and the Bell Atlantic ERISA Excess Pension Plan.

               (b) Within a reasonable period after the Closing Date not to exceed 90 days, to the extent necessary, Seller shall amend Seller's Pension Plan for Transferred Employees to provide (A) that each Transferred Employee who is a participant in such plan on the Employment Transfer Date shall be fully vested on such date in his or her accrued benefit under Seller's Pension Plan for Transferred Employees. Future service with Purchaser will be disregarded in determining eligibility for early retirement, and for subsidized early retirement benefits, under Seller's Pension Plan for Transferred Employees; and (B) that distributions to Transferred Employees may commence at age 55 (regardless of service) at the Transferred Employee's election subject to full actuarial reduction. In addition, a Transferred Employee with an accrued benefit with a present value of less than $3,500 under Seller's Pension Plan for Transferred Employees shall be cashed out of his or her benefit.

               (c) Seller agrees to transfer to a defined contribution 401(k) plan established by Purchaser which qualifies under Code Section 401(a) as soon as practicable after the Closing Date the following: shares of common stock of Bell Atlantic Corporation held for the account of Transferred Employees under Seller's 401(k) plans, such transfer to be in kind; and the value of all other investment accounts held for the account of Transferred Employees under Seller's 401(k) plans, such transfer to be in cash as determined by Bankers Trust (the plan trustee) consistent with valuation of accounts for terminated participants generally, without interest; provided such transfer shall be consistent with Code Section 414(1) and shall not jeopardize the qualification of Seller's Pension Plan under Code Section 401(a).

               (d) Seller shall retain and be responsible for retirement benefits under the Bell Atlantic Retirement Plans and benefits under its 401(k) plans for former employees (other than Transferred Employees) and for retirees of Seller as of the Closing Date.

          5.1.4  Cooperation.

               (a) With respect to all benefits for which Seller is liable under this Section 5.1, Purchaser shall cooperate with Seller by promptly providing the information reasonably requested by Seller to enable Seller to perform its obligations. Purchaser shall direct all claimants and claims for such benefits to Seller. Seller shall provide Purchaser with such reasonable access prior to the Closing Date as may be necessary or appropriate to enable Purchaser to enroll Scheduled Employees into Purchaser's Employee Benefits and otherwise fulfill its obligations under this Section 5.1.

               (b) With respect to all benefits for which Purchaser is liable under this Section 5.1 or otherwise provides to Transferred Employees, Seller shall cooperate with Purchaser by promptly providing the information reasonably requested by Purchaser to enable Purchaser to perform its obligations. Without limiting the foregoing, Seller shall cooperate in arranging for the regular and timely communication to Purchaser (or its delegates) of information on Transferred Employee benefits under the applicable Seller's Pension Plan for such purposes and at such times as Purchaser (or its delegates) may reasonably require. Seller shall direct all claimants and claims for such benefits to Purchaser.

               (c) After the Closing Date, Seller and Purchaser each will cooperate with the other in providing reasonable access to all information required for the operation of, or the preparation and submission of reports or notices required in connection with the operation of the employee benefit programs maintained by Seller or Purchaser or their affiliates which covers any of the Transferred Employees, including, without limitation, the preparation and submission of reports or notices to the Retirement Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service, or any other agency of the U.S. Government.

               (d) The provisions of any employee benefit plan or program of Seller relating to the amendment or termination by any employer sponsor or other party to such plan or program shall not be abridged by this Agreement.

     5.2 Maintenance of Books and Records. Each of Seller and Purchaser shall preserve, until the seventh anniversary of the Closing Date, all records possessed or to be possessed by such Party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such Party shall provide the other Party with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such Party and (ii) the books of account and records of such Party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such Party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such Party, the requesting Party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law,
(ii) with the prior written consent of such Party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such Party, through sources other than the requesting Party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a Party if such Party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Subject to the last sentence of
Section 5.3(a) hereof, such records may then be destroyed after the 30th day after such notice is given unless the other Party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     5.3  Mutual Assistance Regarding Taxes.

               (a) Purchaser and Seller will provide each other such assistance as may reasonably be required by either of them in connection with the preparation of any return for taxes, any audit or other examination by any taxing authority or any judicial or administrative proceedings related to liability for taxes (including refunds) and will each provide the other with any records or information relevant to such return, audit or examination, proceedings or determination as are in its possession or subject to its control. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant hereto and shall include providing copies of any relevant tax returns of Seller and the Subsidiaries. All information provided pursuant to this Section 5.3(a) shall be held in confidence, and not be disclosed to others for any reasons whatsoever, except to the extent that such disclosure is required in order to effect the intent of this Section 5.3(a) or such disclosure is required by the law.
Neither Purchaser nor Seller shall destroy any records related to the Business necessary for tax return preparation or support in audits or other tax proceedings for any period up to and including the Closing Date without the prior written consent of the other.

               (b) Except as may be required by applicable law, all tax returns filed by or with respect to the activities of Purchaser after the Closing Date shall reflect each Financing Transaction for federal, state and local income tax purposes in a manner consistent with the characterization of such Financing Transaction by Seller and its subsidiaries on their tax returns prior to Closing and as set forth in the books and records of Seller, and Purchaser shall not take or permit an affiliate of Purchaser to take a position with any tax authority that is inconsistent with such treatment or inconsistent with Seller's treatment of the transaction contemplated by this Agreement.

               (c) Purchaser shall be responsible for the preparation of all tax returns relating to the Assets or the Business required to be filed by Seller. Returns for taxes measured with respect to net income for taxable periods ending on or before the Closing Date shall be forwarded to Seller not less than fifteen days prior to the required due date for filing. Seller shall be responsible for the actual filing and the payment of taxes with respect to such returns. The filing of other tax returns shall be the responsibility of Purchaser. In the case of the Sales Taxes, as defined in
Section 7.2(c), Purchaser and Seller shall cooperate in the preparation and filing of any required returns.

     5.4 Payments Received. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

     5.5 Use of Name. At the Closing hereunder, Seller and its affiliates will assign, transfer and convey to Purchaser all right, title and interest, including any trademark or service mark rights, to and in the names "TriCon," "TriContinental," and variants thereof; provided, however, that Seller and its affiliates shall be entitled to use such names in connection with the maintenance and disposition of the leveraged leases, project finance portfolio and Aladdin Assets included in the Excluded Assets. Seller and its affiliates shall execute any and all documents and take such other action as Purchaser shall reasonably request to evidence such assignments. In no event shall Purchaser use the name "Bell Atlantic" or any variant thereof; provided however that (i) Purchaser shall be permitted to use the following descriptions for the Purchaser: "TriCon Capital Corporation (or any successor name), formerly known as Bell Atlantic TriCon Leasing Corporation or Bell Atlantic Capital Corp" until the 180th day after the Closing, and (ii) Purchaser shall be permitted to use such name (a) in connection with collection and legal proceedings with respect to agreements involving the Business established on or prior to the Closing Date, (b) in announcements of the transaction distributed to current or former customers of Purchaser or any Purchaser subsidiary or otherwise and (c) on any document or other materials used in the operation of the businesses of the Purchaser and its subsidiaries, including, without limitation, sales material, forms of agreements, invoices, letterhead and business cards in existence on the Closing Date, until depletion, but in no event after the 180th day after the Closing. Notwithstanding the foregoing, Purchaser shall not at any time be obligated hereunder to amend any agreements, documents or instruments (including financing statements or similar documents) to alter Purchaser's name or any name under which the Business has been conducted or otherwise.

     5.6 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. In addition, upon reimbursement by Purchaser of all related out-of-pocket costs of Seller, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Assets to Purchaser, including any necessary assignments of financing statements. Purchaser shall give Seller a power of attorney in form and substance acceptable to Seller in its sole discretion to execute such documents and financing statements.

     5.7 Discharge of Certain Liabilities. From and after the Closing Date, Purchaser shall pay and discharge, in accordance with past practice but not less than on a timely basis, all Assumed Liabilities in accordance with their respective terms.


                        ARTICLE 6  -  INDEMNIFICATION

     6.1 Indemnification of Purchaser and Related Persons. The Seller shall indemnify and hold harmless, on an after-tax basis, the Purchaser, its successors and assigns, and each person who controls the Purchaser within the meaning of the Securities Act of 1933, as amended, and each person who is an affiliate of the Purchaser within the meaning of Rule 405 promulgated thereunder, and each officer and director of the Purchaser and any such controlling person or affiliate, from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses, including without limitation any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, civil penalties, excise taxes costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this Section 6.1. ("Losses") (i) resulting from, relating to or arising out of any liabilities related solely to the Excluded Assets or the business of Seller after the Closing Date except to the extent that Purchaser is obligated to indemnify Seller with respect thereto pursuant to the provisions hereof or the exhibits hereto, or (ii) to the extent arising out of any employee benefit plans, programs, contracts or other arrangements, including but not limited to any employee benefit plan within the meaning of Section 3(3) of ERISA, and any bonus, incentive, stock option or deferred compensation plan maintained by Seller or any entity affiliated at any time with Seller under Code Section 414, except to the extent attributable to Transferred Employees (except as specifically assumed or retained by Seller pursuant to Section 5.1 hereof).

     6.2 Indemnification of Seller and Related Persons. The Purchaser shall indemnify and hold harmless, on an after-tax basis, the Seller, its successors and assigns, and each person who controls the Seller within the meaning of the Securities Act of 1933, as amended, and each person who is an affiliate of the Seller within the meaning of Rule 405 promulgated thereunder, and each officer and director of the Seller and any such controlling person or affiliate, from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses, including without limitation any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to the foregoing or to the enforcement of this Section
6.1. ("Losses") resulting from, relating to or arising out of any

          (1)  misrepresentation   or  breach   of  warranty   by  Purchaser
               hereunder  or   under  the   Loan  Agreement   or  Management
               Agreement;

          (2)  non-fulfillment  of any  agreement or  covenant  of Purchaser
               hereunder   or  under  the   Loan  Agreement   or  Management
               Agreement;

          (3)  any and all Assumed Liabilities;

          (4) the conduct of the Business by the Seller except for the Excluded Assets;

          (5) the failure by the lessee, purchaser or borrower under the Financing Transactions included in the Assets or similar transactions which would have been included in the Assets had the Closing taken place on or prior to the Closing Date to comply with the terms of the lease, purchase or loan documents related to such Financing Transactions (including without limitation all indemnification provisions contained therein);

          (6) any matter arising with respect to any of the Securitization and Swap Assets (including without limitation any of the servicing agreements or interest rate swap transaction related thereto);

          (7)  any  matter arising out of the use  by Seller or Purchaser of
               the  name   Bell  Atlantic,  Bell   Atlantic  TriCon  Leasing
               Corporation or Bell Atlantic Capital Corp.;

          (8) all obligations of Seller under any guarantee entered into with respect to the Business or this transaction (including without limitation any guarantees entered into pursuant to
               Section 2.5 hereof); and

          (9) except as otherwise expressly provided herein, any matter arising out of the transfer of the Assets or Business to Purchaser, the employment of the Scheduled Employees by Purchaser and any claims by third persons with respect to the transactions contemplated hereby.

Such indemnification obligation of Seller hereunder shall continue after the Closing and shall not expire or be terminable by Purchaser and shall be without limitation as to amount.

     6.3  Method of Asserting Claims.  All claims  for indemnification under
Section 6.2 shall be asserted and resolved as follows:

          (A) In the event that any claim or demand for which the Purchaser would be liable to the Seller hereunder is asserted against or sought to be collected by a third party, the Seller shall notify the Purchaser of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Purchaser shall have 30 days from its receipt of the Claim Notice (the "Notice Period") to notify the Seller (1) whether or not it disputes its liability to the Seller hereunder with respect to such claim or demand, and (2) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Seller against such claim or demand; provided, however, that the Seller is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests. In the event that the Purchaser notifies the Seller within the Notice Period that it does not dispute such liability and desire to defend against such claim or demand, then except as hereinafter provided, the Purchaser shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of the Seller becoming subject to liability for any other matter. If the Seller desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If, in the reasonable opinion of the Seller, any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Seller or an affiliate of the Seller, the Seller shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses thereof shall not be included as part of the indemnification obligations of the Purchaser hereunder. If the Purchaser does not dispute its liability with respect to such claim or demand or elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Purchaser or by the Seller (but the Seller shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Purchaser hereunder (subject, if the Purchaser has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).

          (B) In the event that the Seller should have a claim against the Purchaser hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Purchaser shall promptly send a Claim Notice with respect to such claim to the Seller. If the Purchaser does not notify the Seller within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Purchaser hereunder.

          (C) Nothing herein shall be deemed to prevent Seller from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and Seller has reasonable grounds to believe that such a claim or demand will be made.

          (D) In the event that Seller has the right to recover any Losses under any insurance policies in effect from time to time and Seller, in its sole discretion, determines to pursue such rights, any recovery under such insurance actually received by Seller shall not be deemed a Loss hereunder; provided that Seller shall not be required hereby to (i) maintain any insurance policy or to (ii) to make any claim under any insurance policy maintained by Seller unless Seller is reimbursed by Purchaser for an amount which Seller determines, in its sole discretion, is equal to all expenses and increased future premium costs resulting therefrom.

     6.4 Payment. In the event that Purchaser is required to make any payment under this Article 6, Purchaser shall promptly pay the indemnified party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article 6, Purchaser shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 6 and the portion, if any, theretofore paid shall bear interest as provided in the last sentence of this Section
6.4. Upon the payment in full of any claim, either by setoff or otherwise, Purchaser shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the subject matter of such claim. If all or part of any indemnification obligation under this Agreement is not paid when due, then the Purchaser shall pay the indemnified party or parties interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the lowest rate generally charged from time to time by CoreStates Bank, N.A. and publicly announced by such bank as its so-called "prime rate."

     6.5   Service of Process, Consent to Jurisdiction, Etc.

          (A) The Purchaser irrevocably consents to the service of any process, pleadings, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such person at such person's address set forth in Section 7.4 hereof, or by any other method provided or permitted under Pennsylvania law.

          (B) The Purchaser irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Montgomery, Pennsylvania; (2) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (3) waives any objection which such Shareholder may have to the laying of venue of any such suit, action or proceeding in any such court.


                         ARTICLE 7  -  MISCELLANEOUS

     7.1 Compliance with Bulk Sales Laws. Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than the Assumed Liabilities, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.

     7.2  Brokerage; Expenses; Etc.

               (a) The parties hereto represent and warrant that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm or corporation. Each Party will indemnify the other and hold such other party harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby made by any person, firm or corporation claiming through it.

               (b) Except as otherwise expressly provided herein, each Party hereto shall pay its own expenses, including, without limitation, the reasonable fees and expenses of its counsel, incurred in connection with this Agreement and the transactions contemplated hereby.

               (c) Purchaser and Seller agree to cooperate to reduce any and all federal, state and local sales, documentary and other transfer taxes other than taxes measured by net income ("Sales Taxes"), if any, due as a result of the purchase, sale or transfer of the Assets (including without limitation taxes incurred in connection with any Section 338 election made by Purchaser or any person controlled by Purchaser). Purchaser and Seller agree to bear equally any Sales Taxes that may become due.

     7.3 Contents of Agreement; Amendment; Parties in Interest, Assignment, Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may be amended, modified or supplemented only by written instrument duly executed by each of the parties hereto. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto, provided that no Party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

     7.4 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery changes prepaid, or three business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other parties in accordance with this Section 7.4, except that any such change of address notice shall not be effective unless and until received.


          If to Purchaser, to:

               TriCon Capital Corporation
               95 Route 17 South
               Paramus, NJ   07652
               Attention:  Frederick C. Bauman
               FAX:  201-712-3710

          If to Seller, to:

               Bell Atlantic Capital Corporation
               1717 Arch Street
               Philadelphia, PA   19103
               Attention:  Raymond E. Dombrowski, Jr.
               FAX:  215-563-3155

     7.5 New York Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

     7.6 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     7.7 Headings, Gender and "Person." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     7.8   Schedules and Exhibits.   All Exhibits and  Schedules referred to
herein are intended to be and hereby are specifically made a part of this Agreement.

     7.9 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7.10 Counterparts. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

ATTEST:                       TRICON CAPITAL CORPORATION


By______________________      By___________________________
     As its                        As its


ATTEST:                       BELL ATLANTIC TRICON
                              LEASING CORPORATION


________________________      By___________________________
     As its                        As its

                           INDEX OF DEFINED TERMS


Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-
Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-
Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -2-
Securitization and Swap Assets  . . . . . . . . . . . . . . . . . . . .  -2-
Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -3-
Total Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -4-
Non-Debt Affiliate Obligations  . . . . . . . . . . . . . . . . . . . .  -4-
Closing Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -4-
Deferred Taxes Payment  . . . . . . . . . . . . . . . . . . . . . . . .  -4-
Cash Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -5-
Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .  -5-
Accounts Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -5-
Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . .  -6-
Adjustment Date . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -6-
Initial Capital Amount  . . . . . . . . . . . . . . . . . . . . . . . .  -7-
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -7-
Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -7-
Loan Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -8-
Financing Transactions  . . . . . . . . . . . . . . . . . . . . . . . . -10-
Scheduled Employees . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
Inactive Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . -12-
Transferred Employee  . . . . . . . . . . . . . . . . . . . . . . . . . -12-
Purchaser's Employee Benefits . . . . . . . . . . . . . . . . . . . . . -12-
Bonus Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -13-
WARN Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -15-
Seller's Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . -16-
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -22-
Sales Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-